Exhibit 99.1

                   Hampton Roads Bankshares Declares Dividend

CHESAPEAKE, Va., July 10 /PRNewswire-FirstCall/ -- On Tuesday, July 8,
2003, the Board of Directors of Hampton Roads Bankshares, Inc.
(OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, declared a dividend in the amount of $0.15 per share on its common stock, payable on September 15, 2003, to shareholders of record as of August 15, 2003.

    The Board declared this dividend just six months into the year in consideration of Hampton Roads Bankshares' strong financial performance and its concern for meeting the cash-flow objectives of its shareholders. Historically, the Company has paid an annual dividend based upon its respective year-end earnings. But with interest rates at their lowest levels since 1958, shareholders who rely upon interest income generated from traditional sources such as savings accounts and certificates of deposit have witnessed a substantial decline in their earnings streams. Therefore, in May 2003, the Board of Directors voted to increase the frequency of the Company's dividend consideration from an annual basis to a semi-annual basis beginning with the September 15, 2003 dividend payment.

    Another motivator in the Board's decision in declaring this dividend was the tax cut signed into legislation by President Bush in May of this year. Under the new law, the tax rate on dividends is reduced to 15 percent for the next five years. Interest income generated from traditional savings sources, such as certificates of deposit and savings accounts, continues to be taxed at the ordinary income rate, which in some cases can be as high as 38.6 percent.

    This is the thirteenth consecutive dividend paid by Hampton Roads Bankshares and the second dividend payment the Company has made to shareholders this year. In March 2003, shareholders received an annual dividend in the amount of $0.27 per share representing the Company's success during 2002. The Board will give consideration to another dividend upon review of year-end earnings for 2003. The Company's current dividend payment of $0.15 per share represents an annualized dividend of $0.30 per share and is an 11% increase over the dividend paid upon 2002 earnings.

    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Bank of Hampton Roads, a full service community bank, operates 15 offices throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.